PRESS RELEASE	Exhibit 99.1

Contact: Carole Collins

Director of Investor Relations

(770) 248-9600

INTERCEPT ANNOUNCES

REVISED 2003 EARNINGS GUIDANCE AND

POSSIBLE GOING PRIVATE TRANSACTION

ATLANTA, GA (October 30, 2003) — InterCept, Inc. (Nasdaq: ICPT), a leading provider of technology products and services for financial institutions and other businesses, today made the following announcements:

Revised Guidance

InterCept previously announced that it expected its 2003 earnings per share to be in the range of $0.63 to $0.68 (excluding $3.8 million of non-recurring items related to SLM, a $780,000 assessment for non-compliance with association charge-back guidelines and $685,000 in severance payments related to InterCept’s merchant processing unit). On a GAAP basis, the expected 2003 earnings per share were in the range of $0.46 to $0.51. InterCept now expects that its 2003 earnings per share will be in the range of $0.34 to $0.42 (excluding the items noted above). On a GAAP basis, InterCept now expects that its 2003 earnings per share will be in the range of $0.17 to $0.25.

The expected earnings shortfall is due to operational cost overruns and conversion delays in InterCept’s financial institutions division. The shortfall is also due to customer attrition, contract settlement costs and bank assessment charges in its merchant processing division.

In its financial institution division, InterCept experienced greater than expected conversion costs in Sovereign Bank’s item processing in the third quarter and anticipates additional conversion delays in the fourth quarter. InterCept continues to expect that the Sovereign operations will be fully converted before the end of 2003, but the conversion costs and additional delays will have resulted in a shortfall of $0.6 million.

The company experienced difficulties in combining two of its item processing centers, which resulted in expense overruns and a loss of expected savings from the combination of these two centers. These issues caused a shortfall in earnings expectations of approximately $1.2 million in the third quarter, and management expects an additional shortfall of $0.6 million in the fourth quarter.

Merchant results were below expectations due to an $0.8 million charge arising from a contract dispute, $0.4 million related to bank assessment charges and a $1.0 million shortfall due to customer attrition. The company expects continued weakness in the merchant division in the fourth quarter, which will impact its financial results.

Lynn Boggs, InterCept’s President and Chief Operating Officer, stated “We are clearly disappointed in the anticipated financial results for 2003. We are aggressively addressing our operational issues and believe we are making substantial progress. The company has experienced accelerated customer signings in the second half of 2003 and continues to generate strong cash flow. We expect that the changes we have made, along with the completion of the Sovereign conversion, will result in improved financial performance in 2004.”

The 2003 earnings guidance provided in this release reflects the preliminary numbers for the third quarter and InterCept’s assessment of current conditions affecting its business for the remainder of the year. InterCept may, from time to time, update such guidance to reflect any material changes in its expectations and objectives if and when it determines that it is necessary or desirable to do so.

Possible Going Private Transaction

InterCept’s Chairman and CEO, John W. Collins, has informed InterCept’s board of directors that he intends to submit an offer to take the company private and has engaged in preliminary discussions with financing sources for this transaction. The board has established a committee of independent directors, consisting of Jon R. Burke, Boone A. Knox and John D. Schneider, to consider any proposal received from Mr. Collins. The committee is retaining its own legal counsel and financial advisor.

Director Status

As previously announced, Bob Finzi, a general partner of Sprout Group, was to be installed as a director at the company’s board meeting in late October. In light of the various developments discussed in this press release, Mr. Finzi has deferred any decision to become a member of the company’s board. He will continue to attend InterCept board meetings as an observer and may become a director at a later date.

Analyst Day

InterCept announced that it will release its financial results for the quarter ended September 30, 2003, on November 12, 2003 before the opening of the market. To provide further insight into its operations and earnings, InterCept will host an analyst conference on Wednesday, November 12, 2003 in Atlanta, Georgia.

InterCept believes that presentation of non-GAAP financial measures in this press release provides useful information to investors regarding InterCept’s financial condition and results of operations because it permits investors to better understand InterCept’s core business without the effects of (a) unusual items and (b) a cash payment that is covered by escrow proceeds InterCept received in February and by merchant processing reserves established for that purpose.

About InterCept

InterCept, Inc. is a single-source provider of a broad range of technologies, products and services that work together to meet the technology and operating needs of financial institutions and merchants. InterCept’s products and services include core data processing, check processing and imaging, electronic funds transfer, debit and credit card processing, data communications management, and related products and services. For more information about InterCept, go to www.intercept.net or call 770.248.9600.

This release contains forward-looking statements within the meaning of the securities laws that are based on current expectations, assumptions, estimates, and projections about InterCept and its industry. These forward-looking statements are not guarantees of future performance and are subject to risks and uncertainties, many of which are outside of InterCept’s control, that may cause actual results to differ materially from those expressed or implied by forward-looking statements. These risks and uncertainties include; whether InterCept can convert Sovereign Bank to InterCept’s item processing and check imaging centers in the time frames it expects; the effects of the recent MasterCard and Visa settlement; how and when the SLM loan situation will ultimately be resolved and the timing and amount of any charges related to that loan; the possible inaccuracy of InterCept’s estimates of the costs to defend and pursue litigation; and whether InterCept can meet its budget goals; continue to sustain its current internal growth rate or its total growth rate; successfully integrate acquisitions of assets and businesses and other operations it may acquire; continue to provide enhanced and new products and services that appeal to its financial institution and merchant customers; continue to have access to the debt and equity capital it needs to sustain its growth; and achieve its sales objectives. Other risks include whether

InterCept can make changes to iBill’s business without suffering a further decline in its operating performance; the possibility that, notwithstanding these changes, credit card companies may fine InterCept again for excessive credit card charge-backs or other issues arising out of the its merchant services operations; and the possibility that the termination of customers or other changes in the merchant services business could affect its value and result in the impairment of that asset or other intangible assets, which would require InterCept to record an impairment charge in its statement of operations. For more information about some of these risks and uncertainties, please see the section in InterCept’s most recent Quarterly Report on Form 10-Q entitled Management’s Discussion and Analysis of Financial Condition and Results of Operations – Disclosure Regarding Forward-Looking Statements.